Exhibit 99.1

For Immediate Release

Contact:

George Gantz

603-773-6569

gantz@unitil.com

Regulators Approve Unitil Acquisition

Hampton, NH – November 21, 2008: Unitil Corporation (NYSE: UTL) announced that with the approval of the Massachusetts Department of Public Utilities (“MDPU”) on November 18, all regulatory approvals required for the purchase of Northern Utilities, Inc, (“Northern”) and Granite State Gas Transmission, Inc. (“Granite”), from NiSource Inc. (NYSE:NI) have been received. The closing on the transaction is being scheduled for December 1, 2008.

“We are pleased to be able to complete the regulatory approval process in less than eight months, and gratified by the confidence our regulators have expressed in our ability to provide safe and reliable service,” said Robert G. Schoenberger, Unitil’s Chairman and Chief Executive Officer. “We are committed to maintaining high standards of operational excellence and service quality for all our customers and we are ready to bring the Northern and Granite employees, customers and assets into the Unitil system.”

The acquisition was announced on February 19, 2008. Joint Petitions requesting approval were filed with the Public Utility Commissions in Maine (“MPUC”) and New Hampshire (“NHPUC”) on March 31. The NHPUC approved the transaction on October 10. The MPUC issued an order approving the transaction with conditions on October 22, which it modified on November 5, and all conditions are being met. In Massachusetts, a change in state law in July led to the filing of a Petition with the MDPU on August 13. The Department approved the transaction, after investigation and hearing, on November 18.

About Unitil:

Unitil is a public utility holding company with subsidiaries providing electric and gas distribution service in New Hampshire and Massachusetts, gas distribution service in Maine and energy services throughout the Northeast. Its subsidiaries include Unitil Energy Systems, Inc., Fitchburg Gas and Electric Light Company, Unitil Power Corp., Unitil Realty Corp., Unitil Service Corp. and its non-regulated business segment Unitil Resources, Inc. Usource L.L.C. is a subsidiary of Unitil Resources, Inc. Usource™ is a registered trademark of Unitil Resources, Inc.

Northern Utilities is a local natural gas distribution utility serving 52,000 customers in 44 communities in Maine and New Hampshire. Granite’s principal business is delivering natural gas transportation services to Northern and providing access to inter-state natural gas pipeline supplies over 87 miles of FERC-regulated pipeline located primarily in Maine and New Hampshire.

Forward Looking Statements:

This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. All statements, other than statements of historical fact, are forward-looking statements. Certain factors that could cause the actual results to differ materially from those projected in these forward-looking statements include, but are not limited to the following: variations in weather; changes in the regulatory environment; customers’ preferences on energy sources; general economic conditions; increased competition; fluctuations in supply, demand, transmission capacity and prices for energy commodities; and other uncertainties, all of which are difficult to predict, and many of which are beyond the control of Unitil Corporation.